EXHIBIT 3(e)2
                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                            MISSISSIPPI POWER COMPANY


       The following provisions of the Articles of Incorporation ("Charter") are hereby deleted in their entirety:

1.     The Debt Limitation Provision

       Subparagraph (F)(b) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter which provides as follows is hereby deleted in its entirety:

         "So long as any shares of the preferred stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the shares of preferred stock at the time outstanding,

             (b)(i) issue or assume any secured notes, debentures or other securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued or assumed by the corporation resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the preferred stock or of any kind of stock over which the preferred stock does not have preference as to the payment of dividends and as to assets) if immediately after such issue or assumption (1) the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the corporation will thereby exceed 20% of the aggregate of all existing secured debt of the corporation and the capital stock, premiums thereon and surplus of the corporation as stated on its books; or (2) the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the corporation of maturities of less than ten years would exceed 10% of such aggregate;

             (ii) for the purpose of sub-paragraph (i) above, the payment due upon the maturity of unsecured debt having an original single maturity in excess of 10 years or the payment due upon the final maturity of any unsecured serial debt which had original maturities in excess of ten years shall not be regarded as unsecured debt of a maturity of less than 10 years until such payment shall be required to be made within 3 years."

2.     The Merger Provision

       Subparagraph (F)(a) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter which provides as follows is hereby deleted in its entirety:

         "So long as any shares of the preferred stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the shares of preferred stock at the time outstanding,

         (a) sell, lease or exchange all or substantially all of its property or merge or consolidate with or into any other corporation or corporations, unless such sale, lease, exchange, merger or consolidation, or the issuance and assumption of all securities to be issued or assumed in connection therewith, shall have been ordered, approved or permitted by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility

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       Holding Company Act of 1935; provided, however, that nothing in this paragraph contained shall authorize any such sale, lease, exchange, merger or consolidation by the vote of the holders of a less number of shares of the preferred stock, or of any other class of stock, or of all classes of stock, than is required for any such sale, lease, exchange, merger or consolidation by the laws of the State of Mississippi at the time applicable thereto."

3.     The Common Stock Dividend Provision

         The relevant provision of Subparagraph (B) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter which provides as follows is hereby deleted in its entirety:

             "So long as any shares of the preferred stock are outstanding, the payment of dividends on the common stock (other than dividends payable in common stock) and the making of any distribution of assets to holders of common stock by purchase of shares or otherwise (each of such actions being herein embraced within the term "payment of common stock dividends") shall be subject to the following limitations:

                  (a) If and so long as the ratio of the aggregate of the par value of, or stated capital represented by, the outstanding shares of common stock (including premiums on the common stock but excluding premiums on the preferred stock) and of the surplus of the corporation to the total capitalization and surplus of the corporation at the end of a period of twelve consecutive calendar months within the fourteen calendar months immediately preceding the calendar month in which the proposed payment of common stock dividends is to be made (which period is hereinafter referred to as the "base period"), adjusted to reflect the proposed payment of common stock dividends (which ratio is hereinafter referred to as the "capitalization ratio"), is less than 20%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 50% of the net income of the corporation available for the payment of dividends on the common stock during the base period;

                  (b) If and so long as the capitalization ratio is 20% or more but less than 25%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 75% of the net income of the corporation available for the payment of dividends on the common stock during the base period;

                  (c) Except to the extent permitted under paragraph (a) and (b)
             above, the corporation shall not make any payment of common stock dividends which would reduce the capitalization ratio to less than 25%.







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